                                                                    EXHIBIT 10.1

                                SUPPLY AGREEMENT

This agreement ("Agreement") is made as of May 26, 1999, by and between Repligen Corporation ("REPLIGEN"), a Delaware corporation with principal offices at 117 Fourth Ave., Needham, MA 02494 and Amersham Pharmacia Biotech AB ("BIOTECH"), a corporation incorporated in Sweden with principal offices at Bjorkgatan 30, SE-751 84 Uppsala (each a "Party" and collectively "the Parties").

      WHEREAS, REPLIGEN possesses capabilities relating to the large scale manufacture of recombinant proteins including protein A; and

      WHEREAS, BIOTECH utilizes a proprietary form of recombinant protein A in a variety of products marketed and sold by BIOTECH; and [*]

      WHEREAS, the Parties wish to enter a long term relationship wherein REPLIGEN will be the preferred manufacturer of recombinant protein A for BIOTECH's use.

      NOW THEREFORE, for the mutual covenants contained herein, and for other good and valuable considerations, the Parties agree as follows:

1.    DEFINITIONS

      For the purpose of this Agreement, the terms set forth hereunder shall be defined as follows:

      a. "Biotech IPA" means those forms of immobilized Biotech rPA which are manufactured, marketed, and sold to the general public by BIOTECH as further described in Appendix A attached hereto.

      b. "Biotech rPA" means that form of unimmobilized recombinant protein A which is proprietary to BIOTECH.

      c. "Biotech Specifications" means that set of physical, chemical, and functional characteristics that are reported in the Certificate of Analysis, attached hereto as Appendix B. Biotech Specifications may be modified from time to time by mutual agreement of the Parties.

[*] indicates material which has been omitted and for which confidential treatment has been requested. All such material has been filed with the Commission pursuant to rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

      d. "Confidentiality Agreement" shall mean that confidentiality agreement dated April 20, 1998 entered into by and between the Parties.

      e.    "New Product" means that product described in Appendix D.

      f. "First Agreement" means that agreement made by and between the Parties on September 29, 1992.

      g. "License Agreement" means that agreement between the Parties made effective on the execution date of this Agreement in which REPLIGEN grants to BIOTECH i) a non-exclusive license to US Patent No. 5,084,559 ("Protein A Domain Mutants") and ii) a license to technology, know-how, and certain other rights relating to New Product.

       h. "Process Technology" means any and all know-how, proprietary materials and reagents, documentation, trade secrets, and technology relating to the production of Biotech rPA.

       i. "Repligen rPA" means those forms of unimmobilized recombinant protein A which are proprietary to REPLIGEN.

      j. "Master Agreement" means that agreement made by and between the Parties and dated December 17, 1998.

      k. "Contract Year" means each calendar year during the term of the Agreement.

      l. "Article(s)" shall mean either or both of Biotech rPA and New Product produced by REPLIGEN for BIOTECH under this Agreement.

2.    MANUFACTURING

      a. During the term of this Agreement, REPLIGEN agrees to manufacture Biotech rPA in compliance with the Biotech Specifications and those documented processes or any modification thereto to which the Parties may mutually agree and to supply it to BIOTECH according to the terms and conditions herein.

      b. During the term of this Agreement, REPLIGEN agrees to manufacture New Product in compliance with the documented procedures developed by REPLIGEN and to supply it to

            BIOTECH according to the terms and conditions of this Agreement and the License Agreement.

      c. Any and all subcontractors engaged by REPLIGEN to carry out any aspect of the manufacture of Biotech rPA will be bound by a confidential disclosure agreement ("CDA") with terms and conditions substantially similar to the Confidentiality Agreement. BIOTECH will have the right to consent to all subcontractors involved in manufacture of Biotech rPA which consent shall not be unreasonably withheld. Following consent by BIOTECH and execution by the subcontractor of a CDA, REPLIGEN may share Process Technology with such party. BIOTECH may not contact REPLIGEN's sub-contractors with specific reference to the manufacture of Biotech rPA without the prior consent of REPLIGEN. REPLIGEN may utilize alternative facilities under its control in the manufacture of Biotech rPA. REPLIGEN will give BIOTECH nine (9) months prior written notice of any intended change in facility or sub-contractor for approval by BIOTECH, such approval not to be unreasonably withheld by BIOTECH.

      d. From time to time, BIOTECH may request that reasonable changes be made in the process used by REPLIGEN to manufacture Biotech rPA and REPLIGEN agrees to use best efforts to incorporate such changes. In the event that requested changes may effect the cost of production, the Parties shall agree on new firm prices prior to the implementation of said change.

      e. REPLIGEN shall inform BIOTECH nine (9) months in advance of any changes which it may wish to make in the process used to manufacture Biotech rPA or any major changes which it may wish to make in the process used to manufacture New Product and BIOTECH shall have ninety (90) days to approve such change, such approval not to be unreasonably withheld. If BIOTECH cannot approve such change, REPLIGEN agrees to continue to supply Biotech rPA and/or New Product as manufactured by the mutually agreed upon process.

      f. Changes to any aspect of the manufacturing process for New Product which are not considered to constitute a major process change may be made at any time by mutual agreement of the Parties.


      g. REPLIGEN represents that it possesses the resources required including personnel, machinery and premises, to meet its obligations under the terms of this Agreement in all material respects provided that BIOTECH complies with its obligations under this Agreement.

3.    PURCHASE AND SALE OF PRODUCT

      a. During the term of this Agreement, BIOTECH agrees to purchase and REPLIGEN agrees to sell Biotech rPA and New Product according to the terms and conditions set forth herein.

      b. During each Contract Year, BIOTECH intends to purchase from REPLIGEN and REPLIGEN agrees to maintain the ability to manufacture for BIOTECH no less than [*] of BIOTECH's total requirements for Biotech rPA. In any Contract Year in which BIOTECH does purchase [*] of said annual requirements from REPLIGEN, REPLIGEN shall be considered to be the preferred supplier ("Preferred Supplier") to BIOTECH for Biotech rPA.

      c. BIOTECH shall purchase a minimum quantity of New Product from REPLIGEN during the first Contract Year, i.e. calendar 1999, according to the following schedule:

                [*]
                [*]

            as well as such additional quantities which it may elect to purchase.

      d. Within 20 days following the completion of each quarter of a Contract Year, BIOTECH will inform REPLIGEN as to the status of: i) the inventory of Biotech rPA and Biotech IPA on hand as well as the aggregate quantity of Biotech IPA that has been sold during the preceding quarter, ii) the inventory of New Product on hand, and
            iii) the total quantities of BIOTECH rPA ordered from third party suppliers in said preceding quarter. REPLIGEN will have the right to audit all relevant records of BIOTECH with respect to this information, however BIOTECH shall have no

[*] indicates material which has been omitted and for which confidential treatment has been requested. All such material has been filed with the Commission pursuant to rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

            obligation to reveal the terms or conditions of any arrangements regarding third parties.

4.    PRODUCT PRICING

      a. The price paid by BIOTECH to REPLIGEN for all Biotech rPA purchased during the first Contract Year, i.e. calendar 1999, will be according to the schedule set forth in Appendix C:

      b. The price for Biotech rPA purchased by BIOTECH from REPLIGEN in each Contract Year after the first year of the Agreement will be based upon the price schedule in Appendix C and adjusted on the basis of the average yield obtained in the previous year according to the following formula:

               [*]

            wherein average yield is the average yield obtained over all manufacturing runs carried out in the immediately preceding calendar year of production.

      c. The price paid to REPLIGEN by BIOTECH for New Product under the Agreement will be as set forth in Appendix C:

      d. On or before October 31 of each Contract Year, the Parties will agree upon new, firm pricing for the subsequent Contract Year based upon: i) any price reduction based on yield according to this
            Section 4b herein, ii) any change in the United States Consumer Price Index as published at the end of the third quarter of the preceding calendar year or some other index or indices as may be mutually agreed upon by the parties, and iii) any other factors, such as justifiable and documented changes in REPLIGEN's cost of manufacture, altered market conditions, process modifications, etc. The new, firm prices will be made effective as of January 1 of the following Contract Year and will remain in effect throughout said Contract Year. In the event that the Parties cannot agree on any price changes, the prices shall remain unchanged for the following Contract Year.

[*] indicates material which has been omitted and for which confidential treatment has been requested. All such material has been filed with the Commission pursuant to rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

5.    ORDERS, FORECASTS, AND PAYMENT

      a. On or before September 30, 1999 and thereafter prior to the end of each calendar quarter while this Agreement is in force BIOTECH shall deliver a written rolling forecast by quarter of its estimated need of Articles during the coming twelve-month period, stating Article numbers, and quantities with reasonable detail. This forecast will provide a basis for REPLIGEN's resource planning with regard to component and materiel procurement and production capacity. The first, third, and fourth quarterly forecast within each rolling twelve-month forecast shall be non-binding upon either of BIOTECH and REPLIGEN. The forecast for the second quarter within each rolling twelve-month forecast ("Set Quarter") will have certain binding obligations upon each of the Parties with respect to said second quarter, as set forth in this Section 5 hereunder. Once the forecast which establishes a Set Quarter has been received by REPLIGEN, it shall not be changed except by mutual agreement of the Parties.

      b. Commencing January 1, 2000 (i.e. the first Set Quarter to occur under this Agreement) and thereafter throughout the term of the Agreement, BIOTECH shall, from time to time and as it deems appropriate, issue written, binding purchase orders to REPLIGEN, stating the Article number, quantity, shipping destination, and shipping date for each Article. Shipping for international destinations shall be solely on Mondays. The stated shipping date shall be based on the agreed lead time. Lead time is defined as the number of days from the date on which BIOTECH issues the order until the date on which product is delivered by REPLIGEN according to
            Section 6 herein.

      c. In each Set Quarter during the term of the Agreement, REPLIGEN agrees to deliver to BIOTECH with a two week lead time up to one hundred-fifty percent (150%) of the quantity of Articles forecast for that Set Quarter. If, in any Set Quarter, REPLIGEN does not deliver Articles up to said 150% of that forecast according to said two week lead time, BIOTECH is entitled to reduce the price paid for such Articles by 1% for each week of delay up to a maximum of 10%.

      d. For quantities of Articles ordered by BIOTECH in any Set Quarter that exceed 150% but do not exceed 200% of the amount forecasted for that Set Quarter, REPLIGEN shall make best efforts to deliver said quantities with a lead time of six (6) weeks. If, in any Set Quarter, REPLIGEN does not deliver Articles in excess of 150% but less than 200% of that forecast according to said six week lead time, BIOTECH is entitled to reduce the price paid for such Articles by 1% for each week of delay up to a maximum of 10%. For any quantities of Articles ordered by BIOTECH in any Set Quarter that exceed 200% of the amount forecasted for that Set Quarter, REPLIGEN shall have no obligation to meet prescribed lead time for shipping with respect to those excess quantities. REPLIGEN shall, however, in all cases use reasonable efforts to adhere to a two week lead time, to keep BIOTECH informed as to expected shipping dates, and to supply BIOTECH with such excess quantities as promptly as possible.

      e. In the event of the occurrence of Force Majeure or any other event beyond the reasonable control of REPLIGEN which results in the inability of REPLIGEN to deliver Articles according to prescribed lead times of this Section 5, REPLIGEN's sole obligations hereunder shall be: i) to give BIOTECH prompt notice of said event in writing and ii) to seek diligently to deliver such Articles at the earliest opportunity.

      f. [*] of the forecast for each Set Quarter shall be binding upon BIOTECH with respect to purchase of Articles in that quarter. Prior to the last Monday of any quarter in which BIOTECH has failed to submit purchase orders that total [*] of the amount which was forecast for that quarter when it was a Set Quarter, REPLIGEN shall request that an order be placed by BIOTECH for such quantity of Articles as represents the difference between the quantity of Articles ordered for that quarter to date and the amount of Articles binding on BIOTECH for that Set Quarter. In response to such request, BIOTECH agrees to place a purchase order in respect of such quantity prior to the end of said Set Quarter.

      g. Nothing in any purchase order submitted by BIOTECH or invoice or order acknowledgment submitted by REPLIGEN pursuant to this Agreement shall be construed as superseding or amending the terms of this Agreement absent

[*] indicates material which has been omitted and for which confidential treatment has been requested. All such material has been filed with the Commission pursuant to rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

            written agreement by the other Party which specifically references this Agreement.

      h. Payment shall be made in full, in US dollars, thirty (30) days after invoice. Invoices shall be sent upon delivery of the Articles

      i. If BIOTECH fails to make timely payment, REPLIGEN shall be entitled to charge interest on the aggregate amount of the overdue payment commencing on the due date at a rate equal to the current discount rate set by the US Federal Reserve Board plus five (5) percentage points.

      j. Within three (3) days of receipt of a purchase order for Articles, REPLIGEN shall inform BIOTECH as to when delivery should be made. REPLIGEN shall further inform BIOTECH at that time as to whether any delay in delivery may be expected.

6.    DELIVERY, SHIPPING, AND TITLE

      a. Delivery shall be made as FCA, Repligen, 117 Fourth Ave. Needham, MA as defined by Incoterms.

      b. The ownership, right to possession, title to and all risk of loss of all Articles shall pass to BIOTECH at the time of delivery.

7.    OTHER OBLIGATIONS

      a. For any Contract Year in which REPLIGEN is the Preferred Supplier under this Agreement, BIOTECH's obligation to pay royalties to REPLIGEN under the First Agreement shall be waived and no royalties shall be due.

      b. For any Contract Year in which REPLIGEN does not achieve Preferred Supplier status due to a failure on the part of BIOTECH to submit purchase orders to REPLIGEN, royalties under the First Agreement will be retroactively due on all product sales which occurred during that Contract Year according to terms of the First Agreement. Such royalties shall be due and payable in full within 90 days of the end of any Contract Year in which REPLIGEN is not the Preferred Supplier due to the failure of BIOTECH to submit purchase orders.

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      c.    For any Contract Year in which REPLIGEN does not achieve Preferred
            Supplier status due to a failure on the part of REPLIGEN to deliver Biotech rPA in response to purchase orders from BIOTECH, BIOTECH's obligation to pay royalties to REPLIGEN under the First Agreement shall be waived and no royalties shall be due.

8.    SECURITY STOCK AND DISASTER PLAN

      a. As part of a comprehensive disaster plan and commencing upon April 1, 2000, REPLIGEN will maintain a security stock of [*] of Biotech rPA, to be stored under controlled and documented conditions at Livingston Health Care, 220 Lake Street, Newark, DE 19702 or an equivalent facility(s) designated by Repligen. This security stock will be turned over on an annual basis.

      b. Within two months of the signing of this Agreement, REPLIGEN and BIOTECH hereby agree to establish and set in place a detailed action plan for how REPLIGEN will handle obligations under the Agreement in case of a disruption of production due to such events as Force Majeure or due to such similar events not within REPLIGEN's control. The Parties agree that the establishment, implementation, and/or maintenance of such disaster plan shall not result in significant additional costs for REPLIGEN. The basic elements of the disaster plan will consist of:

                  o     maintenance of a security stock by REPLIGEN

                  o identification and qualification of a second fermentation subcontractor before the end of the second Contract Year

                  o     plan for transfer of purification/finishing within a six
                        (6) week time frame to an alternative facility for a period of up to six (6) months in the event that REPLIGEN's facility becomes incapacitated

      c. The presentation of such action plan shall not in any event be interpreted as to affect BIOTECH's rights to

[*] indicates material which has been omitted and for which confidential treatment has been requested. All such material has been filed with the Commission pursuant to rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

            other remedies in case of REPLIGEN's breach of the Agreement.

9.    QUALITY ASSURANCE, CERTIFICATES, AND INSPECTIONS

      a. REPLIGEN shall establish and maintain a quality assurance system which, after being approved by BIOTECH, will enable REPLIGEN to issue a Certificate of Analysis (CoA) showing that delivered Articles are conforming to the Biotech Specifications. BIOTECH is prepared to accept Articles received as complying with the Agreement and with this CoA.

      b. All Articles delivered by REPLIGEN to BIOTECH shall conform to the Biotech Specifications and such conformance shall be documented by a CoA. Articles delivered by REPLIGEN to BIOTECH shall also be in compliance with all testing which may be required by the agreed and documented procedures, this Agreement, and applicable law. All testing procedures shall be in accordance with those documented quality control procedures developed by the Parties in connection with the process developed and approved by the Parties. REPLIGEN shall accompany each shipment of Articles with a CoA evidencing that the Article being shipped has passed all purity, quality control, and other tests required hereunder.

      c. With reasonable prior notice to REPLIGEN and at BIOTECH's sole expense, BIOTECH is entitled to inspect and observe REPLIGEN's manufacture of Articles, to audit REPLIGEN's quality control and inspection procedures, and to have access to all data from such control of the Article and to take samples and make such other investigations as BIOTECH deems necessary. REPLIGEN shall reserve the right for BIOTECH to perform such inspections on the premises of subcontractors engaged by REPLIGEN, such inspections to be scheduled by REPLIGEN following reasonable prior notice by BIOTECH and to be carried out jointly by representatives of both Parties and at the sole expense of BIOTECH. BIOTECH's right of inspection under this head shall not diminish REPLIGEN's obligation to deliver Articles which comply with the specifications of this Agreement.

10.   WARRANTY


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      a.    Except as otherwise agreed in writing, REPLIGEN warrants that: i)
            the Articles delivered to BIOTECH under this Agreement shall be manufactured and tested in accordance with the documented procedures, ii) the Articles will conform to the CoA, iii) the requirements under this Agreement will have been performed and satisfied, and iv) title to Articles will pass to BIOTECH free and clear of all liens, charges, and encumbrances save for those which occur pursuant to this Agreement (Warranty). This Warranty shall survive receipt of the Articles by BIOTECH for twelve (12) months in the case of Biotech rPA and for eighteen (18) months in the case of New Product and no claim for a breach of this warranty may be brought after the end of the applicable period. Except as otherwise agreed by REPLIGEN in writing, the foregoing Warranty sets forth REPLIGEN's sole and exclusive representations with respect to Articles sold to BIOTECH under this Agreement. BIOTECH's remedies under this Warranty shall be limited to the replacement of non-conforming Articles according to the terms and conditions of this Section 10 with REPLIGEN bearing the cost of shipping and insurance. The foregoing Warranty shall not apply to defects resulting from misuse, negligence, or accident on the part of BIOTECH or any third party.

      b. Following notification by BIOTECH that any Articles are non-conforming under the Warranty, replacement under the Warranty shall be made as follows:

                  i. REPLIGEN shall ship requested Articles to BIOTECH within five (5) days of receipt of the replacement request from BIOTECH at no cost for BIOTECH at such time.

                  ii. Within five (5) days of any replacement request, BIOTECH shall ship a sample of the non-conforming Articles to REPLIGEN and REPLIGEN shall complete comparative testing between said non-conforming sample and an archived sample from the same lot of Articles. If this comparative testing demonstrates that both the non-conforming sample and the archived sample do not conform to the CoA, the Parties agree that the replacement under i. falls under the Warranty. If, however, REPLIGEN


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                        determines that the archived sample is conforming to the
                        CoA, and REPLIGEN can make it likely that the non-conformance of the Articles replaced is due to BIOTECH's handling of said Articles or other circumstances outside of REPLIGEN's control, BIOTECH will pay for the replacement Articles in full.

                  iii. The quantity of Biotech rPA replaced under the Warranty in any quarter shall be limited to [*]. The quantity of New Product replaced under the Warranty in any single quarter shall be limited to [*]. Replacement of Articles under the Warranty may be made from security stock maintained pursuant to this Agreement.

      c. The Parties agree that the Warranty with respect to Biotech rPA is based on good faith estimates of expected minimum stability under defined storage conditions and that stability tests will be performed by BIOTECH and REPLIGEN to confirm these estimates. Such stability tests will be completed no later than December 31, 2000 and will be used by the Parties to establish a Warranty period for the remaining term of the Agreement, which may be different than 12 months. The Parties agree that there is no reason to differentiate the Warranty periods for Biotech rPA and New Product.

      d. If REPLIGEN has made any replacements of Biotech rPA under the Warranty according to the provisions of Section 10.b.i. and stability testing conducted according to Section 10.c. indicates that the non-conformance leading to such replacement occurred as a result of instability under controlled storage conditions, BIOTECH shall immediately reimburse REPLIGEN as if such replacement had been a new sale of Biotech rPA.

11.   TERM AND TERMINATION

      a. This Agreement will remain in effect from the date of signing until December 31, 2008 unless terminated earlier according to the provisions of this Section 11.

      b. Either Party may terminate this Agreement upon the material breach of the other Party's performance pursuant

[*] indicates material which has been omitted and for which confidential treatment has been requested. All such material has been filed with the Commission pursuant to rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

            to either of this Agreement or the Master Agreement, upon 90 days written notice. The failure to cure such breach to the other Party's satisfaction within 90 days will result in the immediate termination of this Agreement.

      c. In the event that BIOTECH issues no purchase orders to REPLIGEN for Biotech rPA in any two consecutive Contract Years, REPLIGEN may terminate this Agreement.

12.   COLLABORATION

      a. The Parties agree to cooperate with each other and to act in good faith in carrying out the purpose and intent of this Agreement. Toward that end Parties agree to meet twice each year in the first two Contract Years and thereafter once during each Contract Year to analyze results achieved and to take joint action to achieve good results for both. The site for such meetings will alternate between REPLIGEN's place of business in Needham, MA and BIOTECH's place of business in Uppsala, Sweden or such other location as may be mutually agreed by the Parties.

13.   INFRINGEMENT

      a. REPLIGEN shall indemnify and hold harmless BIOTECH, its associated companies and its customers from every claim, lawsuit or action alleging that the use or maintenance of any Article constitutes infringement of a patent, copyright or other intellectual right except in the instance where the infringement is a direct consequence of a method, design or other instruction furnished by BIOTECH for manufacture of the Article. During the term of this Agreement, each Party further agrees not to make any claim for intellectual rights against the other Party or in respect of a customers' use or maintenance of BIOTECH rPA, BIOTECH IPA, or REPLIGEN rPA.

      b. If a judgment or injunction concerning infringement has been entered which: 1) prohibits or prevents any further use or maintenance of an Article by BIOTECH, and 2) is not a direct consequence of a method, design, or other instruction furnished by BIOTECH for the manufacture of the Article; REPLIGEN shall at BIOTECH's request and at its own expense use best efforts to either:

                  (i) replace or provide another equivalent Article, the use of which does not to REPLIGEN's knowledge constitute an infringement, or

                  (ii) modify the Article so that it no longer constitutes to REPLIGEN's knowledge an infringement or violates the judgment or order, provided that such modification does not affect the function of the Article or its compatibility with the end product.

            The provisions of this Subsection 13b shall not apply to Articles which have been modified, adapted or otherwise altered by BIOTECH.

       c. If either Party learns that an infringement exists or is possible as a result of use of an Article, the other Party shall be informed as soon as possible.

14.   PRODUCT LIABILITY

      a. With respect to Articles manufactured under this Agreement, REPLIGEN agrees to carry product liability insurance, for a total coverage of $2 million dollars, to cover claims which may be made against BIOTECH and/or REPLIGEN as a result of hazardous defects occurring in such Articles.

      b. Upon request from BIOTECH, REPLIGEN shall produce proof of product liability insurance coverage. In the event that BIOTECH requests that REPLIGEN increase its insurance coverage, the Parties will immediately negotiate an adjustment to the price of the Articles accordingly.

15.   GROUNDS FOR EXEMPTION

      a. The following circumstances constitute grounds for exemption insofar as they render compliance with the Agreement impossible or unduly onerous (Force Majeure):

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            Labor dispute and every other circumstance over which the Parties have no control, such as fire, war, mobilization or unforeseen callup to military service of comparable extent, requisition, confiscation, currency restrictions, revolts and riots, scarcity of means of transportation, general scarcity of goods and limited availability of motive power, as well as deficiencies and delays in delivery of goods from subcontractors caused by such exempting circumstances.

      b. It is incumbent upon a Party who wishes to cite Force Majeure to inform the other Party without delay when the relevant circumstances have arisen and when they have ceased to prevail.

      c. If compliance with the Agreement is delayed for more than six (6) months by Force Majeure as specified in Subsection 15a above, either Party shall be entitled to terminate the Agreement by giving thirty days prior written notice to the other Party.

16.   GENERAL

      a. This Agreement is not assignable by either Party absent the other Party's written consent. If REPLIGEN is purchased by a third party which is a competitor of BIOTECH, BIOTECH has the right to approve the transfer of the Agreement. For purposes hereof, the term "purchase" shall mean i) a sale of all or substantially all of the assets of REPLIGEN or ii) the merger and consolidation of REPLIGEN with or into another corporation such that the stockholders of REPLIGEN immediately following such transaction hold, directly or indirectly, less than 50% of the voting securities of the corporation surviving such transaction.

      b. Any and all information disclosed by one Party to the other under this Agreement shall be handled in accordance with the terms and conditions of the Confidentiality Agreement and consequently be treated as confidential - as agreed therein - for the duration of the Agreement and for a period of five (5) years thereafter.

      c. Any changes or amendments to this Agreement shall be in writing and made by mutual agreement of the Parties.

      d. REPLIGEN will not sell or transfer Biotech rPA to any party other than BIOTECH, except with BIOTECH's consent.

      e. During the term of the Agreement, BIOTECH will supply REPLIGEN with any and all requested quantities of chromatography media which are marketed and sold by BIOTECH and required by REPLIGEN in the manufacture of Biotech rPA at a [*] discount to the then current list price.

      f. Sepharose 4FF which is used specifically in the manufacture of New Product for BIOTECH under this Agreement will be provided to REPLIGEN at no cost. At the time of signing of this Agreement, BIOTECH will repurchase from REPLIGEN up to 100 liters of Sepharose 4FF at the invoice price paid by REPLIGEN, said Sepharose 4FF to be used solely for the manufacture of New Product.

      g. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of New York. Any disputes arising hereunder shall be resolved with reference to the English language version of this Agreement regardless of any translations made for the convenience of the Parties. All disputes between the Parties shall be resolved by binding arbitration in accordance with the rules and regulations of the American Arbitration Association in the city of New York, NY. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that each shall have the right to obtain equitable relief against the other provided that each Party hereby agrees to submit to the jurisdiction of the courts of the State of New York or the federal courts of the United States located in New York and that the venue for all such proceedings shall lie in the State of New York.

IN WITNESS WHEREOF, the Parties hereto have hereunto set their hands and seals and duly executed this Agreement the day and year first written above.


FOR REPLIGEN CORPORATION                    FOR AMERSHAM PHARMACIA
                                            BIOTECH AB

 /s/ Daniel P. Witt                            /s/ Arne Forsell




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[*] indicates material which has been omitted and for which confidential treatment has been requested. All such material has been filed with the Commission pursuant to rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

/s/ Daniel P. Witt                                   /s/ Arne Forsell
--------------------------------------------------------------------------------
Name                                                 Name

VP, Business Development                             President
--------------------------------------------------------------------------------
Title                                                Title

May 26, 1999                                         June 27,1999
--------------------------------------------------------------------------------
Date                                                 Date


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